(logo)BANCBOSTON MORTGAGE CORPORATION
	     A Bank of Boston Company




February 22, 1996



Ms. Francis Hartley
Securitized Asset Services Corporation
5325 Spectrum Drive
Frederick, MD 21701



Re:  Annual Compliance Certification
     Year Ending December 31, 1995



Dear Ms.  Hartley:

BancBoston Mortgage Corporation (BBMC) has reviewed its servicing activities on the residential mortgage loans BBMC services on behalf of the Securitized Asset Services Corporation. This review was conducted for the purpose of determining if the servicer has met all servicing obligations under the agreement covering these mortgage loans.

BBMC, upon my investigation and to the best of my knowledge, has conducted its servicing activities in compliance with the agreement and is not in default in the fulfillment of any obligations of the
agreement.   Further, all real estate taxes and hazard insurance
premiums have been paid as and when due.

Should you have any questions please contact Lynda M. Pohwat at
(904)281-3526.



Sincerely,


/s/ Megan E. Fannin
Megan E. Fannin
First Vice President



lp



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